Filed Under Rule 424(b)(2), Registration Statement No. 333-131159
Pricing Supplement No. 19 dated January 22, 2007
To Prospectus Dated January 19, 2006 and Prospectus Supplement Dated February 10, 2006
CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WPY1	100.000%	0.400%	FIXED	5.100%	SEMI-ANNUAL	02/15/2009	08/15/2007	$27.48	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WPZ8	100.000%	0.750%	FIXED	5.150%	SEMI-ANNUAL	02/15/2011	08/15/2007	$27.75	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WQA2	100.000%	1.500%	FIXED	5.850%	SEMI-ANNUAL	02/15/2017	08/15/2007	$31.53	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Callable at 100.000% on 02/15/2009 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities
The CIT InterNotes due 02/15/2017 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 02/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 02/15/2017 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WQB0	100.000%	2.000%	FIXED	6.000%	SEMI-ANNUAL	02/15/2022	08/15/2007	$32.33	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Callable at 100.000% on 02/15/2010 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities
The CIT InterNotes due 02/15/2022 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 02/15/2010 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 02/15/2022 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc.	Offering Dates: Monday, January 22, 2007 through Monday, January 29, 2007
Trade Date: Monday, January 29, 2007 @12:00 PM ET
Settle Date: Thursday, February 1, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Trustee: The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A.

These security ratings are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's, Standard and Poor's and Fitch Ratings. Each of the security ratings included in this pricing supplement should be evaluated independently of any other security rating.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

CIT hereby incorporates by reference the information furnished under Item 2.02 of the Current Report on Form 8-K, including Exhibit 99.1, filed by CIT with the U.S. Securities and Exchange Commission on October 18, 2006.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All Rights Reserved.

CIT Group Inc. $ 3,000,000,000 CIT InterNotes